CVS


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 14, 1999

                                   10:00 A.M.


                                 CVS Corporation
                                  One CVS Drive
                         Woonsocket, Rhode Island 02895
                                  ____________










To our stockholders:

    We are pleased to invite you to attend our 1999 annual meeting of stockholders to:

   o  Elect 12 directors;

   o  Approve the CVS 1999 Employee Stock Purchase Plan;

   o  Ratify the appointment of KPMG LLP as independent auditors for 1999;

   o  Act on one stockholder proposal to be presented; and

   o  Conduct other business properly brought before the meeting.



    Stockholders of record at the close of business on February 22, 1999 may vote at the meeting.

    Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by sending in a signed proxy card with a later date or by attending the meeting and voting in person.

      By Order of the Board of Directors,

      Stanley P. Goldstein
      Chairman of the Board




PROXY STATEMENT TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                     Page
                                                                     ----

Information about the annual meeting and voting........................1


Item 1: Election of directors..........................................4

        Biographies of our Board nominees..............................4
        Committees of the Board of CVS.................................6
        Director compensation..........................................7
        Directors and officers liability insurance.....................8
        Compensation committee interlocks and insider participation....8
        Share ownership of directors and certain executive officers....8
        Share ownership of principal stockholders.....................10
        Compensation committee report on executive compensation.......10
        Summary compensation table....................................14
        Stock options.................................................16
        Stock performance graph.......................................17
        Certain executive arrangements................................18
        Transactions with directors and officers......................21

Item 2: Approval of CVS 1999 Employee Stock Purchase Plan.............22

Item 3: Ratification of appointment of independent auditors...........25

Item 4: Stockholder proposal relating to fees paid to non-employee directors for meeting attendance..............................26

Item 5: Other matters.................................................27

        Section 16(a) beneficial ownership reporting compliance.......27
        Proxy solicitation............................................27
        Stockholder proposals for Annual Meeting in 2000..............27

Exhibit A - CVS Corporation 1999 Employee Stock Purchase Plan




INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
--------------------------------------------------------------------------------

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 1999 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 4, 1999 to all stockholders entitled to vote. The CVS 1998 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, time and place of meeting

       Date: April 14, 1999
       Time: 10:00 a.m.
       Place: One CVS Drive
       Woonsocket, Rhode Island


Shares entitled to vote

      Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP Convertible ESOP preference stock (referred to throughout this proxy statement as the "ESOP preference stock") at the close of business on the record date, February 22, 1999. As of the record date, there were approximately
390.5 million shares of common stock and approximately 5.2 million shares of ESOP preference stock outstanding. All ESOP preference stock is held by The Bank of New York, as Trustee under the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "ESOP").

      Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded to the nearest tenth of a vote (currently 2.3 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting your proxy

      Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

      The enclosed proxy card indicates the number of shares that you own.

      Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, one of the individuals names on your proxy card (your "proxy") will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

     o "FOR" the election of all 12 nominees for director (as described on page 4);

     o "FOR" the approval of the adoption of the CVS 1999 Employee Stock Purchase Plan (as described on page 22);

     o "FOR" the ratification of the appointment of KPMG LLP as the Company's independent auditors for 1999 (as described on page 25); and

     o "AGAINST" the stockholder proposal to be presented (as described on page 26).

      If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

      You may revoke your proxy by:

     o    sending in another signed proxy card with a later date,

     o notifying our Secretary in writing before the meeting that you have revoked your proxy, or

     o    voting in person at the meeting.

Voting in person

      If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 22, 1999, the record date for voting.

Appointing your own proxy

      If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

      A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker "non- votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote necessary to approve proposals



                 Item                                              Vote Necessary*
                 ----                                              ---------------
Item 1:      Election of directors               Directors are elected by a plurality of the votes
                                                 represented by the shares of common stock and ESOP
                                                 preference stock present at the meeting in person or by
                                                 proxy, voting as a single class.

                                                 This means that the director nominee with the most
                                                 affirmative votes for a particular slot is elected for that slot.  Only the number of votes "for" affect the outcome.
                                                 Withheld votes and abstentions have no effect on the
                                                 vote.

Item 2:      Approval of CVS 1999                Approval is by affirmative vote of a majority of the votes
             Employee Stock Purchase             represented by the common stock and the ESOP
             Plan                                preference stock present at the meeting in person or by
                                                 proxy, voting as a single class.  Abstentions are counted
                                                 and have the effect of a vote against.

Item 3:      Ratification of appointment of      Same as for Item 2.
             independent auditors

Item 4:      Stockholder proposal                Same as for Item 2.


----------
* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1, 2 and 3 even if it does not receive voting instructions from you. Your broker may not vote your shares on Item 4 absent instructions from you. Without your voting instructions, a broker non-vote will occur on Item 4 and will have the effect of a vote against that Item.





ITEM 1:  ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

      Our Board of Directors has nominated 12 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

      Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

      During 1998, there were seven meetings of the Board of Directors of CVS. Each director attended at least 67% of the meetings of the Board and committees of which he or she was a member.

      The Board of Directors recommends the ELECTION of all nominees.

Biographies of our Board Nominees

Eugene Applebaum              Director since 1998                       Age 61

Mr. Applebaum is the President of Arbor Investments Group, L.L.C., a consulting firm; from 1963 to 1998, President of Arbor Drugs, Inc. and its predecessors; from 1985 until Arbor was acquired by CVS in March 1998, Arbor's Chairman of the Board and Chief Executive Officer. Mr. Applebaum was first elected to CVS' Board pursuant to an agreement to elect him undertaken in the CVS/Arbor merger agreement.


Allan J. Bloostein            Director since 1989                       Age 69

Mr. Bloostein is the President of Allan J. Bloostein Associates, a consulting firm; retired vice Chairman and director of May Department Stores; director of Taubman Centers Inc.; trustee or director of various Salomon Smith Barney investment portfolios.


W. Don Cornwell               Director since 1994                       Age 51

Mr. Cornwell is the Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company; director of Pfizer, Inc. and Hershey Trust Company.


Thomas P. Gerrity             Director since 1995                       Age 57

Mr. Gerrity is the Dean of The Wharton School of the University of Pennsylvania; director of Fannie Mae, Reliance Group Holdings, Inc., Sunoco, Inc., Knight-Ridder, Inc., IKON Office Solutions, Inc. and Fiserv, Inc.; trustee of the MAS Funds.


Stanley P. Goldstein          Director since 1984                       Age 64

Mr. Goldstein has been the Chairman of the Board since January 1987; from 1987 to May 1998, Chief Executive Officer of the Company; director of Bell Atlantic Corporation, Linens 'n Things, Inc. and Footstar, Inc. The Company recently announced that Mr. Goldstein will be retiring as Chairman of the Board effective at the time of the Annual Meeting. Assuming he is elected, Mr. Goldstein will remain a director.


William H. Joyce              Director since 1994                       Age 63

Mr. Joyce is the Chairman of the Board and Chief Executive Officer of Union Carbide Corporation, a leading producer of chemicals and polymers; from January 1993 to January 1996, President, Chief Operating Officer and Director of Union Carbide Corporation; director of Reynolds Metals Company.


Terry R. Lautenbach           Director since 1991                       Age 60

Mr. Lautenbach is a retired Senior Vice President of IBM Corporation, a multinational advanced information technology company; director of Air Products and Chemicals Inc., Varian Associates, Inc. and Footstar, Inc.


Terrence Murray               Director since 1996                       Age 59

Mr. Murray is the Chairman and Chief Executive Officer of Fleet Financial Group; director of A.T. Cross Company and Allmerica Financial Corporation; honorary trustee of The Rhode Island School of Design and trustee emeritus of Brown University.


Sheli Z. Rosenberg            Director since 1997                       Age 57

Ms. Rosenberg is the President and Chief Executive Officer of Equity Group Investments, Inc. and its subsidiary Equity Financial and Management Company, both real estate investment firms; from 1980-1994, Ms. Rosenberg was General Counsel to Equity Group Investments, Inc.; director of Anixter International, Inc., Illinova Corporation, Jacor Communications, Inc., and Manufactured Home Communities, Inc.; trustee of Equity Residential Properties Trust and Equity Office Properties Trust. Ms. Rosenberg was a vice president of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws on January 3, 1995, and was liquidated on November 15, 1995.


Thomas M. Ryan                Director since 1996                       Age 46

Mr. Ryan has been President and Chief Executive Officer of CVS since May 1998 and President and Chief Executive Officer of CVS Pharmacy, Inc. since January 1994; from October 1996 to May 1998, Vice Chairman of the Board and Chief Operating Officer of CVS; from January 1990 to January 1994, Executive Vice President -- Stores of CVS Pharmacy, Inc.; director of Fleet Financial Group and Reebok International Ltd. Additionally, the Company recently announced that Mr. Ryan will assume the title of Chairman of the Board and will no longer serve as President of CVS, effective at the time of the Annual Meeting. Mr. Ryan will replace Mr. Goldstein as Chairman of the Board and Charles C. Conaway, the Company's current Executive Vice President and Chief Financial Officer, will become President and Chief Operating Officer.


Ivan G. Seidenberg            Director since 1993                       Age 52

Mr. Seidenberg is the Chairman and Chief Executive Officer of Bell Atlantic Corporation, a worldwide communications company ("Bell Atlantic"); from June 1998 to December 1998, Vice Chairman and Chief Executive Officer of Bell Atlantic; from August 1997 to June 1998, Vice Chairman, President and Chief Operating Officer of Bell Atlantic; from April 1995 to August 1997, Chairman and Chief Executive Officer of NYNEX Corporation ("NYNEX"); from January 1995 to April 1995, President, Chief Executive Officer and director of NYNEX; from February 1994 to January 1995, President, Chief Operating Officer and Vice Chairman of NYNEX; director of AlliedSignal Inc.; American Home Products Corporation, Boston Properties, Inc. and Viacom Inc.


Thomas O. Thorsen             Director since 1997                       Age 67

Mr. Thorsen is a retired Vice Chairman of The Travelers Corporation ("Travelers") and a retired Senior Vice President of Finance of General Electric Company; director of Iowa Select Farms, Inc. In May 1994, Travelers and certain executive officers of Travelers, including Mr. Thorsen, consented, without a hearing and without admitting or denying the matters set forth therein, to the issuance of an administrative cease and desist order (the "Order") of the Securities and Exchange Commission (the "SEC"). The Order pertained to the allegedly improper implementation of a new FASB standard, which implementation was made by Travelers after extensive consultation with, and concurrence by, its independent public accountants. No willful or knowing violations of the securities laws were alleged, and no monetary fines were imposed or other disciplinary actions taken by the SEC.

Committees of the Board of CVS

Audit Committee

      William H. Joyce, Chair
      W. Don Cornwell
      Thomas P. Gerrity
      Thomas O. Thorsen

      The Audit Committee met three times during 1998. The Audit Committee (i) reviews the annual consolidated financial statements; (ii) considers the adequacy of the accounting and internal control systems; (iii) recommends to the Board the appointment of independent auditors; (iv) oversees the internal and independent audit function; (v) reviews non-audit services provided by the independent auditors; (vi) directs and supervises special investigations; (vii) reviews the conflict of interest policy and compliance procedures; (viii) reviews and oversees the Company's charitable contribution program; and (ix) reports to the Board and makes such other recommendations and observations as it sees fit.

Nominating Committee

      Ivan G. Seidenberg, Chair
      Allan J. Bloostein
      William H. Joyce
      Terry R. Lautenbach

      The Nominating Committee met one time during 1998. It, together with the Chairman of the Board, nominates directors for election by the Board. While there are no formal procedures for stockholder recommendations, the Nominating Committee will consider nominees recommended by stockholders.

Compensation Committee

      Terry R. Lautenbach, Chair
      Allan J. Bloostein
      Sheli Z. Rosenberg
      Terrence Murray

      The Compensation Committee met four times during 1998. The Compensation Committee (i) reviews and approves the salary, bonus and other compensation of all officers and directors of CVS and of each executive of CVS or its subsidiaries whose annual base salary is greater than $200,000; (ii) administers the 1997 Incentive Compensation Plan and any outstanding awards under the Omnibus Stock Incentive Plan, the 1973 and 1987 Melville Stock Option Plans and the pre-merger Revco and Arbor Stock Option Plans, subject to the terms of such plans; and (iii) administers any profit incentive plans for the benefit of CVS.

Director Compensation

      We provide the following compensation to our non-employee directors for their services as directors:

Annual fees

      o Each non-employee director receives an annual retainer of $30,000 and attendance fees of $1,500 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

      o Each non-employee director who chairs a committee of the Board receives an additional annual retainer of $2,500 for each committee he or she chairs.

Director Stock Plan; Director Fees Payable in Stock

      Under the 1996 Directors Stock Plan, non-employee directors receive an annual award of 700 shares of common stock for their service during the preceding year (pro rated for partial year service). One half of the annual non-employee director retainer fee is paid in common stock. However, directors may choose to receive all retainers and attendance fees in common stock. A director may choose to defer receipt of such shares. Deferred shares are credited annually with dividend equivalents.

      As of December 31, 1998, the Company's directors had deferred receipt of shares of common stock as follows: Mr. Applebaum, 1,053 shares; Mr. Bloostein, 10,564 shares; Mr. Cornwell, 5,092 shares; Mr. Gerrity, 1,842 shares; Mr. Joyce, 6,895 shares; Mr. Lautenbach, 7,362 shares; Mr. Murray, 3,333 shares; Ms. Rosenberg, 3,105 shares; and Mr. Seidenberg, 6,581 shares.

Directors and Officers Liability Insurance

      We have purchased directors and officers liability insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. The pension trust liability insurance covers the actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA. All of these insurance policies expire on June 30, 2001. The aggregate premium for the directors and officers liability coverage is $1,187,500 and for the pension trust liability coverage is $166,092. We expect to renew or replace the liability insurance coverage when the policies expire.

Compensation Committee Interlocks and Insider Participation

      Mr. Terrence Murray, Chairman and Chief Executive Officer of Fleet Financial Group and a director of CVS, serves on CVS' Compensation Committee. Mr. Thomas Ryan, President, Chief Executive Officer and a director of CVS, serves on the Board of Directors of Fleet but does not serve on Fleet's Compensation Committee.

Share Ownership of Directors and Certain Executive Officers

      The table on the following page shows the share ownership, as of January 19, 1999, of each director, each executive officer named in the Summary Compensation Table appearing on page 14, and all directors and executive officers as a group, based on information provided by these individuals. Each individual (except Mr. Applebaum, if shares relating to a forward purchase contract are included in the calculation) beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.



                                       Ownership of Common Stock(1)
--------------------------------------------------------------------------------
Name                                            Number                   Percent
--------------------------------------------------------------------------------
Eugene Applebaum                          7,323,530    (1)(5)(8)           1.87%
Allan J. Bloostein                           20,174    (1)(5)                *
Charles Conaway                             532,931    (1)(2)(3)(4)          *
W. Don Cornwell                               7,130    (1)(5)                *
Thomas P. Gerrity                             9,250    (1)(5)                *
Stanley P. Goldstein                      1,758,080    (1)(3)(4)(6)          *
William H. Joyce                              8,941    (1)(5)                *
Terry R. Lautenbach                          21,460    (1)(5)                *
Larry J. Merlo                              187,784    (1)(2)(3)(4)          *
Terrence Murray                               2,618    (5)(7)                *
Daniel C. Nelson                            449,034    (1)(2)(3)(4)          *
Sheli Z. Rosenberg                            8,190    (1)(5)                *
Thomas M. Ryan                              916,404    (1)(2)(3)(4)          *
Ivan G. Seidenberg                            9,240    (1)(5)                *
Thomas O. Thorsen                            13,530    (9)                   *
All directors and executive officers                   (1)(2)(3)(4)(5)
(as a group 18 persons)                  11,348,336    (6)(7)(8)(9)        2.88%



*    Less than 1%.

(1) Includes shares of common stock not currently owned, but subject to options which were outstanding on January 19, 1999 and were exercisable within 60 days thereafter: Mr. Applebaum, 50,000; Mr. Bloostein, 18,480; Mr. Conaway, 402,664; Mr. Cornwell, 6,930; Mr. Gerrity, 4,620; Mr. Goldstein, 1,459,750;
     Mr. Joyce, 6,930; Mr. Lautenbach, 13,860; Mr. Merlo, 141,126; Mr. Nelson, 371,256; Mr. Ryan, 704,466; Mr. Seidenberg, 9,240; and directors and executive officers as a group, 3,249,486.

(2) Includes shares of common stock granted under the Company's Omnibus Stock Incentive Plan or its Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plans: Mr. Ryan, 189,299; Mr. Conaway, 122,643; Mr. Nelson, 69,890; Mr. Merlo, 40,324; and executive officers as a group, 442,032.

(3) Does not include shares of common stock receivable upon the lapse of restrictions on restricted stock or the exercise of options but deferred pursuant to the Company's Deferred Stock Compensation Plan: Mr. Goldstein, 44,300; Mr. Ryan 19,028 shares; Mr. Conaway 8,242 shares; Mr. Nelson, 1,400 shares; Mr. Merlo, 5,489 shares; all directors and executive officers as a group, 78,459.

(4) Does not include 5,239,361 shares of ESOP preference stock held as of January 19, 1999 by the ESOP, which was established in 1989. As of December 31, 1998, the last date on which an allocation was made, shares had been allocated as follows: Mr. Goldstein, 989 shares; Mr. Ryan, 958 shares; Mr. Conaway, 329 shares; Mr. Nelson, 264 shares; Mr. Merlo, 627 shares; and executive officers as a group, 3,377 shares.

(5) Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Applebaum, 1,053 shares; Mr. Bloostein, 10,564 shares; Mr. Cornwell, 5,092 shares; Mr. Gerrity, 1,842 shares; Mr. Joyce, 6,895 shares; Mr. Lautenbach, 7,362 shares; Mr. Murray, 3,333 shares; Ms. Rosenberg, 3,105 shares; Mr. Seidenberg, 6,581 shares; and non-employee directors as a group, 45,827.

(6) Includes 40,000 shares held by Mr. Goldstein's wife and 10,000 shares held by a family limited partnership. Mr. Goldstein disclaims beneficial ownership of these shares.

(7) Includes 1,000 shares held by a charitable foundation. Mr. Murray disclaims beneficial ownership of these shares.

(8) Includes 7,273,530 shares beneficially owned by Mr. Applebaum as Trustee for the Eugene Applebaum Revocable Living Trust and pledged as security relating to a forward purchase contract obligating the Trust to deliver cash or up to that number of shares on or about May 15, 2001.

(9) Includes 9,366 shares held by the Thorsen Family Trust, the beneficiaries of which are Mr. Thorsen's wife and adult children. Mr. Thorsen disclaims beneficial ownership of these shares.


Share Ownership of Principal Stockholders

      We have been notified by the persons in the following table that they are the beneficial owners (as defined by the rules of the SEC) of more than five percent of our voting securities as of January 19, 1999. According to the most recent Schedule 13G filed by each owner (other than the ESOP) with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

                         Name and Address of                No. of shares      Percent of
Title of Class            Beneficial Owner                beneficially owned   Class owned(1)
---------------------------------------------------------------------------------------------
Common stock          FMR Corp.(2)                            55,935,565          14.3%
                      82 Devonshire Street
                      Boston, MA 02109

Common stock          Putnam Investments, Inc. (3)            46,929,618          12.0%
                      One Post Office Square
                      Boston, MA 02109

Series One ESOP       CVS Corporation and Subsidiaries         5,239,361           100%
convertible           Employee Stock Ownership Plan Trust
preference stock      c/o Bank of New York, as Trustee
                      48 Wall Street
                      New York, NY 10005


(1) This calculation is based on all outstanding shares of common stock and ESOP preference stock as of January 19, 1999. FMR Corp., Putnam Investments, Inc. and the ESOP own approximately 13.9%, 11.7% and 3.1%, respectively, of the total votes represented by CVS' voting securities.

(2) Information based on Schedule 13G dated February 1, 1999. FMR Corp., a parent holding company, and/or its subsidiaries have sole voting power with respect to 1,746,104 of such shares and sole dispositive power over all of these shares.

(3) Information based on Schedule 13G dated January 26, 1999. Putnam Investments, Inc., a parent holding company, and/or its subsidiaries do not have sole voting power or sole dispositive power with respect to any of these shares.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of four independent outside directors, none of whom is an officer or employee of CVS or its subsidiaries. The Committee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive officer compensation. The Committee has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table below, participate.

Compensation Policies

      The Committee reviews the compensation of executive officers on an ongoing basis, developing and implementing plans to serve the following objectives:

      O Support, communicate and drive achievement of CVS' business strategies and goals;

      O Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other firms with whom CVS competes for business and talent;

      0 Motivate high performance among executive officers in an entrepreneurial incentive driven culture;

      O Closely align the interests of executive officers with stockholders' interests; and

      O Reward results achieved short term and in the long term creation of stockholder value.

      The Committee intends that executive officer compensation be determined and administered on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately the Company's short- and long-term business and financial strategic goals. A significant amount of total pay for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

      In 1998, the Committee engaged a compensation consulting firm to assist it in the ongoing administration of an executive compensation program for the key CVS management group, based upon an analysis of market data and best practices for the key management group, including Mr. Ryan and the other executive officers named in the Summary Compensation Table. Their salaries and other compensation awards were compared to industry standards in order to recommend compensation programs and policies that would reflect and enhance CVS' high-growth strategy. This comparison included compensation levels reported for senior executives of 18 consumer goods companies, including 11 retailers (two of which are drug chains) with sales ranging from approximately $5.4 billion to $32.2 billion. Ten of the companies in this survey group are included in the S&P Retail Stores Composite Index used in the stock performance graph on page 17. The compensation program for CVS' executive officers named in the Summary Compensation Table in 1998 resulted from the Committee's review of this information.

      For 1998, executive officer compensation consisted of base salaries, cash bonuses based on annual performance and, in the case of senior executives other than Mr. Goldstein, deferred restricted stock and stock options under the long-term Partnership Equity Program. Total compensation levels for 1998 generally were targeted at the 50th to 75th percentile of compensation paid by comparable companies in the survey group. In any one year or period of years, however, actual total compensation levels of executive officers may range well below or above a targeted level based on performance against annual and long-term business objectives and total return to stockholders. In addition, as discussed below, the Partnership Equity Program requires an investment by each participant, which may provide compensation above the targeted levels during the life of the program based in part on the return on such investment, together with compensatory elements of the program.

Base Salaries

      The Committee reviews base salaries periodically and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 1998, as part of the overall review of the CVS compensation program, salaries of the executive officers, other than Mr. Goldstein, were increased in light of market data, as well as to provide merit increases and to reflect promotions and increased responsibilities. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the comparable companies group. Mr. Goldstein's base salary has not been increased since 1993. Upon his election as the Company's new Chief Executive Officer, Mr. Ryan received a promotional salary increase of 24% reflecting his new role and organizational responsibilities.

Annual Incentive Awards

      CVS maintains an annual incentive plan that rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the "Normal Award." Normal Awards payable in cash (subject to elective deferral) range up to 75% of base salary for the Chief Executive Officer, and up to 65% of base salary for the other executive officers. Certain senior executive officers, other than the Chairman, are also eligible for restricted stock awards based on performance relative to predetermined objectives established for the year. These performance-based restricted stock awards generally vest after three years of continued future employment. Normal stock awards range up to 50% of base salary for the Chief Executive Officer, and up to 40% to 50% of base salary for the other executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives, and smaller or no awards (both cash and performance-based restricted stock) if performance falls below such objectives.

      For 1998, the Committee determined the Chief Executive Officer's incentive award based on pre-established objectives for CVS' consolidated earnings before federal income taxes ("EBIT") and return on net assets ("RONA"). Based on such returns, and the Committee's conclusion that the objectives relating to such strategic goals were met, the Chief Executive Officer's annual restricted stock incentive was payable at 119% of his Normal Award for 1998. In addition to his regular cash incentive determined based on the above EBIT and RONA objectives, the Committee also made an incremental cash award to the Chief Executive Officer in recognition of his contribution to the Company's 1998 earnings per share performance. Consequently, the Chief Executive Officer's annual cash incentive was payable at approximately 163% of his Normal Award for 1998. These amounts are reflected in the bonus and restricted stock columns of the Summary Compensation Table.

      Annual incentive awards for 1998 payable to other executive officers were based on the same EBIT and RONA objectives. Accordingly, annual incentives were generally payable in a combination of cash and restricted stock at a rate of 119% of the Normal Award for 1998, which amounts are reflected in the bonus and restricted stock columns of the Summary Compensation Table. In addition to his regular cash incentive determined based on the above EBIT and RONA objectives, the Committee also made an incremental cash award to Mr. Conaway in recognition of his contribution to the acquisition and integration of Arbor. Consequently, Mr. Conaway's annual cash incentive was payable at approximately 170% of his Normal Award for 1998, as reflected in the bonus column of the Summary Compensation Table.

Stock Options

      The Compensation Committee has a general policy of making regular stock option grants to executives and key employees every year. The Committee has made exceptions to this policy in certain circumstances. For example, although regular option grants would have been made to executives in 1998 in accordance with this policy, in view of the awards under the Partnership Equity Program, discussed below, the regular option grant for 1998 was omitted for these executives. The Committee did, however, grant options to 247 key employees below the executive officer level in 1998. The Committee expects to make annual option grants after 1998.

Partnership Equity Program

      As a major element in CVS' executive compensation program, in 1998 the Committee utilized the Partnership Equity Program for key management of CVS, which was first implemented in 1997. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial "at risk" personal equity investment in the Company's common stock. The Committee believes that the Program, along with the newly-adopted stock ownership guidelines for officers, will strongly link the economic interests of key managers with each other and with CVS stockholders; provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels; and assure key management stability, retention, motivation, and long-term focus on corporate strategy.

      Under the Program, more than 50 key managers of the Company, including its executive officers other than Mr. Goldstein, were given the opportunity to invest in common stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares (set at fair market value at the purchase date after adjusting for a subsequent stock split) was payable from each participant's personal funds, without loans or guarantees by the Company, including by application of certain payouts from other compensation programs. For each share purchased (up to certain individual dollar limits), the Committee made a matching grant of one deferred share; such deferred shares will vest (become non-forfeitable) at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee granted stock options at a rate of up to 15 shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of three, four and five years following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

      The Committee believes that participation in the Partnership Equity Program continues to evidence a strong personal commitment by key management -- both financially and through continued future employment -- to the growth of CVS and creation of long-term stockholder value. Such a commitment, in the Committee's view, enhances the long-term outlook for growth in stockholder value, and the Program will provide commensurate long-term rewards and compensation to participants if such growth materializes and can be sustained. The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation thereon when making option, restricted stock and Partnership Equity Program award determinations.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

      The Committee's policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance based compensation not subject to the limitation on deductibility. The Committee believes that stock options granted under prior plans also qualify as performance based compensation under Section 162(m), and other steps, such as deferral arrangements, can be used to avoid or minimize any loss of deductibility. Nevertheless, maintaining tax deductibility is but one consideration among many -- and is not the most important consideration -- in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interests of CVS and its stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

                                    Terry R. Lautenbach, Chair
                                    Allan J. Bloostein
                                    Terrence Murray
                                    Sheli Z. Rosenberg



Summary Compensation Table

      The following Summary Compensation Table shows information about the compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the 1998 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended December 31, 1998.

                                                                                          Long Term Compensation
                                                                                -----------------------------------------
                                                                                           Awards                Payouts
                                                                                -----------------------------------------
                                                     Annual Compensation        Restricted                      All Other
                                                     -------------------          Stock         Securities       Compen-
                                                                                  Awards        Underlying       sation
    Name and Principal Position(s)        Year    Salary($)     Bonus($) (1)        ($)(2)      Options(#) (3)    ($)(4)
-------------------------------------------------------------------------------------------------------------------------

    Thomas M. Ryan (5)                    1998       900,000       1,103,250     3,485,438         795,660        12,148
      President and Chief Executive       1997       700,000       1,052,950     1,710,000         391,320         7,072
      Officer and Director of CVS;        1996       587,599       2,558,000       300,000         692,920         9,167
      President and Chief Executive
      Officer of CVS Pharmacy, Inc.
    Stanley P. Goldstein (5)              1998     1,050,000       --                 --              --          24,097
      Chairman of the Board and           1997     1,050,000       1,524,960          --              --           7,578
      Director of CVS                     1996     1,050,000       1,000,000          --              --          20,042
    Charles C. Conaway                    1998       600,000         664,100     2,199,500         352,190        11,210
      Executive Vice President and        1997       500,000         670,310     1,146,900         304,360         7,050
      Chief Financial Officer of CVS;     1996       387,500       2,037,000       230,000         461,948         9,167
      Executive Vice President and
      Chief Financial Officer of CVS
      Pharmacy, Inc.
    Daniel C. Nelson                      1998       470,000         335,580       473,720         108,690        25,994
      Vice President of CVS;              1997       425,000         603,280       902,200         217,400         7,094
      Executive Vice President--          1996       337,575         537,000       230,000         461,948         8,375
      Marketing of CVS Pharmacy, Inc.
    Larry J. Merlo                        1998       450,000         321,200       737,325         165,220        11,887
      Vice President of CVS;              1997       350,000         391,020       495,500         130,460         7,027
      Executive Vice President--Stores    1996       266,250         358,000       153,000         173,230         9,000
      of CVS Pharmacy, Inc.



(1) 1996 bonus includes a deferred bonus of $1,500,000 payable to each of Messrs. Ryan and Conaway in 1999 in recognition of their work in successfully implementing the Company's strategic restructuring program. In 1998, Messrs. Ryan and Conaway elected to defer receipt of these bonuses beyond 1999.

(2) Recipients of restricted stock grants forfeit such stock if they cease to be employees of the Company within five years from the date of grant, subject to accelerated vesting in certain events. All disclosed restricted stock awards currently outstanding are either (i) performance-based restricted stock which is contingent upon meeting one year performance objectives and subject to a three-year holding period from the date of grant, (ii) restricted stock that vests over either a three or four year-period based on continuing employment, or (iii) matching restricted stock units that vest on the fifth anniversary of the date of the grant based on continuing employment. Based on the number of shares of restricted stock earned at the end of a period, dividends are paid at the same rate as paid to all stockholders from the date of the award. On December 31, 1998, the following persons had the right to receive restricted stock with the specified market value based on the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on such date: Mr. Ryan, 189,299 restricted shares having a market value of $10,352,289; Mr. Conaway, 122,643 restricted shares having a market value of $6,707,039; Mr. Nelson, 69,890 restricted shares having a market value of $3,822,109; and Mr. Merlo, 40,324 restricted shares having a market value of $2,205,219.

(3) Options outstanding have been adjusted to account for (i) the spin-off of Footstar, Inc. on October 12, 1996 and (ii) the Company's two-for-one stock split on June 15, 1998. Options granted in 1998 to Messrs. Ryan and Merlo will become exercisable in three annual installments beginning on the third anniversary of the grant; options granted to Mr. Conaway will become exercisable in two annual installments on the third and fifth anniversaries of the grant. Options granted in 1997 become exercisable in three annual installments beginning on the third anniversary of the date of grant. Options granted in 1996 become exercisable as follows: one-half of the grant becomes exercisable in three annual installments beginning on the second anniversary of the grant date; the remaining one-half of the grant became exercisable in 1997 due to accelerated vesting following achievement of certain target trading values of the Company's common stock.

(4)   For 1998, includes $1,560, $1,560, $4,655, $3,960, $4,760 contributed under the Company's 401(k) Profit Sharing Plan for Messrs. Ryan, Goldstein, Conaway, Nelson, Merlo; 25.287 ESOP shares based on a market value of $54.6875 per share (total value of $3,200) contributed under the ESOP for each of the named executives; and $2,137, $19,337, $1,200, $2,009 and $1,127 paid in life insurance premiums for Messrs. Ryan, Goldstein, Conaway, Nelson and Merlo, respectively.

(5) On May 13, 1998, Mr. Ryan succeeded Mr. Goldstein as the Chief Executive Officer of CVS.






Stock Options

Option Grants in Fiscal Year Ending December 31, 1998

      The following table shows the stock options awarded to the named executive officers in 1998.

                                                           Individual Grants(1)
                           -------------------------------------------------------------------------------
                                                    Percentage of                                          Present
                            No. of Securities       Total Options                                          Value on
                                Underlying            Granted to                                           Date of
                             Options Granted         Employees in          Exercise                         Grant(3)
    Name                           (#)               Fiscal Year(2)       Price ($)       Expiration Date     $
-----------------------------------------------------------------------------------------------------------------------
Thomas M. Ryan                  195,660                 6.27%               36.6953          2/27/2008    $2,025,839
                                600,000                19.23%               37.3125          3/12/2008     6,264,000
Stanley P. Goldstein                  0                 0.00%                   N/A                N/A           N/A
Charles C. Conaway              152,190                 4.88%               36.6953          2/27/2008     1,575,756
                                200,000(4)              6.41%               37.3125          3/12/2008     2,088,000
Daniel C. Nelson                108,690                 3.48%               36.6953          2/27/2008     1,125,362
Larry J. Merlo                   65,220                 2.09%               36.6953          2/27/2008       675,280
                                100,000                 3.21%               37.3125          3/12/2008     1,044,000


(1) Except as otherwise indicated, these options become exercisable as follows: 33.3% on third, fourth and fifth anniversaries of the date of grant.

(2) Based on options to purchase 3,119,410 shares granted to all employees during 1998.

(3) The hypothetical present values on the grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted which expire on 2/27/2008 include the stock's expected volatility rate of 21.05%, a projected dividend yield of 0.62% and a risk-free rate of return of 5.59%. Factors used to value options granted which expire on 3/12/2008 include the stock's expected volatility rate of 20.81%, a projected dividend yield of 0.61% and a risk-free rate of return of 5.53%. Both grants assume a projected time of exercise of 7 years and a projected risk of forfeiture rate for vesting period of 5% per annum. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

(4) These options become exercisable as follows: 50% on third and fifth anniversaries of the date of grant.

      Aggregated Option Exercises in Fiscal Year Ending December 31, 1998 and Year-end Option Values

      The following table shows, for the named executive officers, the stock options exercised during 1998 and the values of unexercised options as of December 31, 1998.

                                                              Number of Securities
                                                             Underlying Unexercised        Value of Unexercised
                             Shares                                Options at              In-the-Money Options
                            Acquired           Value          Fiscal Year-End(#)(1)      at Fiscal Year-End($)(2)
    Name                 On Exercise (#)    Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------------------
Thomas M. Ryan               5,544            301,006            704,466/1,417,954        26,690,748/35,114,280
Stanley P. Goldstein       115,486          5,797,765              1,459,750/0             54,651,135/0
Charles C. Conaway               0                  0                402,664/810,534       15,227,095/21,703,673
Daniel C. Nelson                 0                  0                371,256/480,074       14,129,061/14,690,468
Larry J. Merlo                   0                  0                141,126/353,424        5,342,847/9,237,165


(1) Adjusted to account for the spin-off of Footstar on October 12, 1996 and the Company's two-for-one stock split on June 15, 1998.

(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $54.6875, the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on December 31, 1998. The actual before-tax amount, if any, realized upon exercise will depend upon the market price of the common stock at the time the option is exercised. There is no assurance that the value of unexercised in-the-money stock options will be as shown in the table.


Stock Performance Graph

      Comparison of Five Year Cumulative Total Stockholders' Return Among CVS, S&P Retail Stores Composite and S&P 500

      The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor's 500 Index; and (3) Standard & Poor's Retail Stores Composite Index (which includes 37 retail companies).



              [ Graphic Omitted ]


                                                                 Year End                        Compound
                                  -----------------------------------------------------------     Annual
                                  1993       1994       1995       1996       1997       1998   Return Rate
------------------------------------------------------------------------------------------------------------
CVS Corporation                  $100.0      $79.6      $83.6     $131.8     $205.8     $355.5      28.9%
S&P 500*                          100.0      101.3      139.3      171.3      228.5      293.7      24.0%
S&P Retail Stores Composite*      100.0       91.3      102.2      120.3      174.0      280.7      22.9%

* Index includes CVS.


      The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph.

Certain Executive Arrangements

Income Continuation Policy

      The Income Continuation Policy for Select Senior Executives of the Company, which was adopted in January 1987 and amended in May 1988, provides that in the event of a change of control (as defined in the Income Continuation Policy) and subsequent termination of employment by CVS other than for cause, or by the executive with good reason (as defined in the Income Continuation Policy) within 24 months of a change in control, the current executive officers listed in the Summary Compensation Table on page 14 will be entitled to receive from the Company a single sum payment equal to three times the sum of annual base salary plus their full normal annual incentive compensation award immediately prior to such termination of employment. In addition, upon such a termination of employment, each covered executive will be entitled to remain a participant in all employee welfare benefit plans maintained by the Company at the time of such termination of employment for a period of 24 months after such termination of employment (or if such participation is not possible under the terms of any such plan, each such executive shall be provided with benefits which are comparable to the coverage provided by such plan). The Income Continuation Policy also provides that in the event of a change in control each covered executive shall be fully vested in all shares previously awarded to the executive under the Company's Omnibus Stock Incentive Plan and any successor plan thereto without regard to any restrictions previously imposed under the terms of such plan and entitled to exercise any stock options on common stock (whether or not otherwise exercisable). In addition, upon termination of employment each outstanding option shall remain exercisable until the earlier of six months after such termination, provided such exercise does not violate the terms of the plan under which such option was granted, or the expiration of the option period specified in such plan. The Income Continuation Policy also provides that if payments under such policy or the Supplemental Executive Retirement Plan described below are subject to the "golden parachute" excise tax under Section 4999 of the Code (which deals with certain payments contingent on a change in control), the Company will make an additional payment to the covered executive in respect of such tax.

Supplemental Executive Retirement Plan

      The Company maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the "Supplemental Retirement Plan"). The Supplemental Executive Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with the Company's restructuring during 1996, the Supplemental Retirement Plan was amended to create a new benefit formula (the "New Benefit Formula"). Under the New Benefit Formula, executives selected for participation (including Messrs. Ryan, Conaway, Nelson and Merlo) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by the Company's qualified plans, social security or other retirement benefits. Except in the event of a change in control (as defined in the Supplemental Retirement Plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive unless he or she terminates employment after attaining age 55 or after five years of credited service under the plan.

      The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 or with five years of service:

                   Estimated Amount Retirement Benefits Based on Service
               -------------------------------------------------------------
 Compensation    5 Years     10 Years     15 Years     20 Years     30 Years
  $600,000      $48,000      $96,000     $144,000     $192,000      $288,000
   800,000       64,000      128,000      192,000      256,000       384,000
 1,000,000       80,000      160,000      240,000      320,000       480,000
 1,300,000      104,000      208,000      312,000      416,000       624,000
 1,600,000      128,000      256,000      384,000      512,000       768,000
 1,900,000      152,000      304,000      456,000      608,000       912,000
 2,200,000      176,000      352,000      528,000      704,000     1,056,000


      Final compensation for purposes of the New Benefit Formula is the average of the executive's three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the Salary and Bonus column of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Conaway, Nelson and Merlo as of December 31, 1998 were 23, 6, 5 and 20 years, respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change of control.

      The benefit formula in place prior to amendment of the Supplemental Retirement Plan (the "Prior Benefit Formula") continues to apply to Mr. Goldstein and certain other executives who have terminated employment with a vested benefit. The Prior Benefit Formula provides that executive officers with at least 10 years of credited service will receive upon retirement at or after age 60 an annual benefit equal to 50% of final compensation less any amounts provided by other retirement programs of the Company or programs of other companies (but without deduction for social security). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a change in control (as defined in the plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing 10 years of credited service.

      Under the Prior Benefit Formula, Mr. Goldstein is currently entitled to retire with an annual benefit of approximately $777,590, computed under a straight life annuity formula. Final compensation for purposes of the Prior Benefit Formula is the executive's final year of salary plus targeted annual incentive bonus for his or her final year. In the event of a change in control, benefits will be payable under the Prior Benefit Formula upon subsequent termination of employment on a lump sum basis.

      Benefits under the New Benefit Formula and the Prior Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivors forms of payment of equivalent actuarial value may be elected.

Employment Agreements with Certain Named Executive Officers

      The Company has entered into employment agreements with Messrs. Ryan, Conaway, Nelson and Merlo. These employment agreements supersede the Income Continuation Policy described above as it relates to such executives.

      The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Compensation Committee. Base salaries are currently $900,000, $600,000, $470,000 and $450,000 for Messrs.
Ryan, Conaway, Nelson and Merlo, respectively. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses, and other benefits for 36 months in the case of Mr. Ryan and for 24 months in the case of other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive's employment is terminated by the company without "cause" or voluntarily by the executive due to a "constructive termination without cause";
(ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive's base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Ryan's employment agreement provides that this target annual incentive opportunity may not be less than 65% of his base salary, and the employment agreements of Messrs. Conaway, Nelson and Merlo provide that their target annual incentive opportunities may not be less than 60%, 60% and 50%, respectively, of their base salaries.

      A "change of control" is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS' board of directors, certain mergers and consolidations of CVS or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of CVS. "Constructive termination without cause" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of other named executive officers, following a change in control), material breach of the employment agreement by the Company, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

      If payments under the employment agreements following a change in control are subject to the "golden parachute" excise tax, CVS will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross- up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive's assertion of rights is in good faith and not frivolous.

      The employment agreement with Mr. Ryan relates to his employment as President and Chief Executive Officer of CVS Corporation, President and Chief Executive Officer of CVS Pharmacy Inc., and his agreement to serve as a member of the Board of Directors of CVS Corporation. The employment agreements with Messrs. Conaway, Nelson and Merlo relate to their employment as executive officers of CVS Corporation.

Transactions with directors and officers

      In connection with the CVS/Arbor merger, CVS entered into a consulting agreement with Mr. Eugene Applebaum, the former Chairman and Chief Executive Officer of Arbor and a present director of CVS, relating to certain transitional and real estate-related services to be provided by Mr. Applebaum following the merger. The consulting agreement with Mr. Applebaum is described in CVS' Registration Statement on Form S-4 filed under the Securities Act of 1933 in connection with the Arbor merger and is filed as an exhibit to such Registration Statement.

      Upon completion of the CVS/Arbor merger, CVS succeeded to Arbor's interests in three drugstores that lease space from a general partnership of which Mr. Applebaum is the majority partner. During 1998, CVS lease payments to this partnership amounted to $397,100. Also as a result of the CVS/Arbor merger, CVS succeeded to Arbor's interests in two additional drugstores, one of which leases space from a partnership of which Mr. Applebaum is a limited partner and another of which leases space from a limited liability company in which Mr. Applebaum's son-in-law owns a minority interest. During 1998, CVS lease payments to the partnership amounted to $66,400. Occupancy under the lease from the limited liability company, which provides for annual rent of $179,700, is scheduled to commence in August 1999.

      In addition, Messrs. Eugene and Larry Goldstein, the sons of Stanley Goldstein, the retiring Chairman of the Company, each own minority interests in entities involved in the development of four CVS drugstores. These interests are described more fully in the paragraph below.

      In November 1998, the Company entered into a single store lease (scheduled to commence in June 1999) with a limited liability company of which Messrs. Eugene and Larry Goldstein each own 30%. The lease provides for annual rent of $179,550. CVS also expects to enter into a single-store lease in 1999 with a company of which Messrs. Eugene and Larry Goldstein together own a 20% interest. CVS estimates that annual rent under this lease will be approximately $490,000 and will commence in late 1999 or early 2000. In addition, two companies in which Messrs. Eugene and Larry Goldstein own minority interests have each agreed to develop a CVS store project for a fixed fee. The companies will not retain an ownership interest in these store projects. The aggregate fees to be paid by CVS to these two companies under these agreements are $450,000. All of the transactions described in this paragraph were approved in the ordinary course of business by the CVS real estate committee and were reviewed by the Audit Committee of the CVS Board of Directors. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.


ITEM 2: APPROVAL OF CVS 1999  EMPLOYEE STOCK PURCHASE PLAN
--------------------------------------------------------------------------------

      The Board of Directors has adopted the 1999 Employee Stock Purchase Plan (the "Plan"), subject to approval by CVS' stockholders. The Plan provides a means for CVS employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of CVS common stock. All employees participating in the Plan will have equal rights and privileges. Under the Plan, eligible participants will be able to purchase shares at a price not less than the lesser of 85% of the fair market value of CVS common stock at the beginning of an offering period or 85% of the fair market value of CVS common stock at the end of the offering period. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

      The Board of Directors believes that the Plan will encourage broader stock ownership by employees of CVS and thereby provide an incentive for employees to contribute to the continued profitability and success of CVS. In particular, the Board intends that the Plan offer a convenient means for such employees who might not otherwise own CVS common stock to purchase and hold common stock, and that the discounted sale feature of the Plan provide a meaningful inducement to participate. The Board believes that employees' continuing economic interest, as stockholders, in the performance and success of CVS will enhance the entrepreneurial spirit of CVS, which can greatly contribute to the long-term growth and profitability of CVS.

Summary of the Plan

      The Plan is set forth in full as Exhibit A to this proxy statement. The following description of the material features of the Plan is qualified in its entirety by reference to Exhibit A.

      The maximum number of shares that may be purchased under the Plan is 7.4 million shares, subject to appropriate adjustment in the case of any stock split or reverse stock split, stock dividend, combination, reclassification, or other extraordinary corporate event affecting CVS common stock. Shares delivered under the Plan will be either authorized but unissued shares or shares acquired by CVS in the open market.

      The Plan will be administered by a committee appointed by the Board of Directors, except to the extent the Board elects to administer the Plan. The Board or such committee will have authority to interpret the Plan, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the Plan.

      Any full- or part-time employee of CVS or any designated subsidiary will be eligible to participate in the Plan upon attaining one year of service, excluding any employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of CVS or any subsidiary. Part-time employees are employees whose customary employment with CVS or any designated subsidiary is more than 20 hours per week and more than five months per year. Approximately 42,500 CVS employees currently would be eligible to participate in the Plan.

      An eligible employee may enroll for an offering period by filing an enrollment form with CVS at least 45 days before the commencement of the offering period. However, new employees who have fulfilled the one-year service requirement may enroll during an offering period by filing an enrollment form with CVS at least 45 days in advance of the first day of the payroll period upon which such enrollment is to commence. After initial enrollment in the Plan, the employee will be automatically re-enrolled in the Plan for subsequent offering periods unless he or she files a notice of withdrawal before such offering period begins, terminates employment, or otherwise becomes ineligible to participate.

      Upon enrollment in the Plan, the employee must elect a rate at which he or she will make payroll contributions for the purchase of CVS common stock. An employee may elect to make contributions in an amount not less than 1% nor more than 15% of such employee's gross earnings, although an employee's contributions will be adjusted downward to the extent necessary to ensure that he or she will not purchase during any calendar year CVS common stock that has a fair market value, as of the beginning of the offering period, in excess of $25,000 per annum. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase his or her previously elected contribution rate during an offering period and, unless otherwise authorized by the Committee, may elect to decrease his or her previously elected contribution rate no more than once during a given offering period. No additional contributions are permitted by a participant during a given offering period if his or her contribution rate is reduced to zero.

      The contributions of an employee will be credited to an account maintained on behalf of such employee. The Plan provides that each "offering period" means the approximately one-year period commencing on the first trading day after January 1 and terminating on the last trading day in the following December, except that the initial offering period under the Plan will commence July 1, 1999 (or as soon as practicable thereafter) and terminate on December 31, 1999. The committee may change the beginning date, ending date, and duration of offering periods on a prospective basis, provided that offering periods will in all cases comply with applicable limitations under Section 423 of the Code.

      As described above, CVS will sell shares directly to the custodian for employees' accounts at a price not less than the lesser of 85% of the fair market value of CVS common stock at the beginning of the offering period or 85% of the fair market value of CVS common stock at the end of the offering period. Shares purchased under the Plan will be credited to the accounts maintained by the custodian for each participant based upon the average cost of all shares purchased. The custodian will initially be The Bank of New York. No interest will be credited on payroll contributions pending investment in CVS common stock. Dividends paid on CVS common stock credited to par ticipants' accounts will be automatically reinvested in additional shares by the custodian, either through purchases in the market or directly from CVS (no discounts will apply to such dividend reinvestment purchases).

      Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer, or sell their shares without restriction, provided that no withdrawal of certificates representing CVS shares is permitted during the first two years after the first day of an offering period during which the shares were acquired (i.e., during such period any transfers may occur only through the custodian on behalf of the participant). Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

      A participant's enrollment in the Plan may be terminated at any time, effective for payroll periods or offering periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant's employment by CVS and its subsidiaries. The custodian will continue to hold CVS common stock for the account of such a participant until the participant sells or withdraws the common stock, but in no event more than two years after the participant ceases to be employed by CVS and its subsidiaries. No refunds from a participant's cash account are permitted except upon termination of enrollment due to termination of employment.

      CVS will pay costs and expenses incurred in the administration of the Plan and maintenance of accounts, and will pay brokerage fees and commissions for purchases. CVS will not pay brokerage fees and expenses relating to sales by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

      The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan without further stockholder approval, except stockholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of any automated quotation system or securities exchange on which CVS common stock is then quoted or listed, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the Plan or broaden eligibility. The Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the Plan is limited.

      On February 22, 1999, the last reported sale price of CVS common stock on the New York Stock Exchange was $54(1)/(4) per share.

Federal Income Tax Consequences

      Rights to purchase shares under the Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. CVS believes that under present law the following Federal income tax consequences would generally result under the Plan:

(1) No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Plan (although the amount of a participant's payroll contributions under the Plan will be taxable as ordinary income to the participant).

(2) If the participant disposes of shares within two years after the first day of an offering period with respect to which he or she purchased the shares or within one year after the purchase date, then at that time the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the partici pant's payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.

(3) If the participant disposes of shares more than two years after the first day of an offering period with respect to which he or she purchased the shares and more than one year after the purchase date, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant's payroll deductions used to purchase the shares, and (ii) the fair market value of the shares on the date of disposition minus the amount of the participant's payroll deductions used to purchase the shares.

(4) In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of CVS common stock and the participant's basis in the common stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

(5) If the statutory holding periods described in (2) and (3) above are satisfied, CVS will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of CVS common stock applicable to such participant. If such statutory holding periods are not satisfied, CVS generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

(6) Dividends, if any, on shares purchased pursuant to the Plan will be taxable as ordinary income in the year paid.

      The foregoing provides only a general description of the application of federal income tax laws to the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

      The Board of Directors recommends a vote FOR this proposal.




ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

      We have appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1999. We are submitting this selection to you for your ratification. KPMG audited the Company's financial statements for the year ended December 31, 1998. Representatives of KPMG will be at the Meeting to answer your questions.

      If you do not ratify the appointment of KPMG, the Board of Directors will reconsider its appointment.

      The Board of Directors recommends a vote FOR this proposal.





ITEM 4: STOCKHOLDER PROPOSAL RELATING TO FEES PAID TO NON-EMPLOYEE DIRECTORS FOR MEETING ATTENDANCE
--------------------------------------------------------------------------------

      On or about December 2, 1998, the Company received the following proposal from the Teamsters Affiliates Pension Plan (the "Teamsters"), 25 Louisiana Avenue, N.W., Washington, D.C. 20001. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the "Teamsters Proposal") in this proxy statement as they were submitted to us:

      "That shareholders of CVS urge the board to adopt a policy eliminating fees paid to directors for attending meetings, in person or by telephone, received in addition to their annual compensation.

      The non-employee directors at CVS receive not only compensation of $30,000, but additional fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended and $1,000 for each telephonic board meeting.

      Attending board meetings is what board members do. This is not an extra task added to their job description for which they must be additionally compensated. It seems unlikely that other employees of CVS receive a bonus for showing up for work in the morning, and there is no reason that directors need this bonus. Directors are presumably, and justifiably, compensated for any costs associated with traveling to meetings, but should not receive additional compensation for attending.

      For the above reasons we urge you to vote FOR the proposal."

Statement of CVS Board Recommending a Vote Against the Teamsters Proposal

      CVS' Board recommends that you vote AGAINST the Teamsters Proposal (which is non-binding on the Board of Directors) for the following reasons:

      CVS has achieved strong growth and favorable operating results in recent years, which have been reflected in our returns to stockholders. We believe that these achievements are attributable in large part to our organizational strengths, including our Board and our executive management team appointed by our Board.

      We believe that our Board plays a critical role in guiding the overall management, strategies and policies of our Company. To that end, our Nominating Committee carefully selects as nominees individuals that we believe will make an important contribution to the strategic direction and governance of the Company, based on their background, skills, experience, and expertise.

      We believe, and are advised by our outside compensation consulting firm, that the payment of attendance fees to directors is in keeping with customary practice for major U.S. corporations. We believe that it is in your best interests that, in order to continue to attract and retain the most suitable candidates for directors, we retain the discretion to determine the structure of our director compensation (including fees for meeting attendance) that is competitive with that of other major corporations.

      We also note that Delaware law confers upon the Board the authority to determine the compensation of directors, unless such authority is otherwise limited by the corporation's charter or by-laws. Neither our charter nor our by-laws contain a provision providing otherwise.

      If adopted, this proposal (although being non-binding on the Board) would have the effect of unnecessarily tying the Board's hands in the director compensation area. We do not believe it is market practice to do so and, for the reasons described above, we believe this proposal does not make good business sense and does not serve your best interests.

      The Board of Directors recommends a vote AGAINST this proposal.


ITEM 5:  OTHER MATTERS
--------------------------------------------------------------------------------

      We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) beneficial ownership reporting compliance

      Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10 percent of our common stock ("reporting persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE.

      Mr. Applebaum filed a late Form 4 and an amended Form 3 in 1998. Both filings were needed to correctly report minor transactions involving fewer than 400 shares of CVS stock formerly held in Mr. Applebaum's 401K and IRA accounts.

Proxy solicitation

      We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co., Inc. for a customary fee, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Stockholder Proposals For Annual Meeting in 2000

      If you want to submit a proposal for possible inclusion in our proxy statement for the 2000 annual meeting of stockholders you must ensure your proposal is received by us on or before November 5, 1999.


                                          Stanley P. Goldstein
                                          Chairman of the Board



March 4, 1999